EXHIBIT 99

                               NASDAQ SYMBOL: LASE


                LASERSIGHT INCORPORATED TO RECEIVE $7.5 MILLION
                   FOR PATENT AGREEMENT WITH NIDEK CO., LTD.

ST. LOUIS, MO (Jan. 20, 1998) - LaserSight Patents, Inc., a wholly owned subsidiary of LaserSight Incorporated (Nasdaq: LASE), and Nidek Co., Ltd. signed definitive patent-related agreements that would yield LaserSight $7.5 million in cash at closing of this transaction. The total payment is subject to a withholding of up to $340,000 for Japanese taxes.

Under the agreements, LaserSight will retain all patent ownership rights within the United States relating to the use of an ultraviolet laser to ablate human tissue. LaserSight will transfer to Nidek the ownership of the related non-U.S. patents. LaserSight also will grant Nidek a nonexclusive license to use the U.S. patents. These patents were originally acquired from International Business Machines Corporation (IBM) in August 1997.

Nidek's acquisition does not affect any outstanding license agreements relating to non-U.S. patents that have been previously granted to LaserSight and other companies. The agreements also provide for LaserSight to continue to have the exclusive right to use and sublicense the non-U.S. patents in all fields other than ophthalmic, cardiovascular and vascular. LaserSight transferred an exclusive license for cardiovascular and vascular uses to an unaffiliated company for $4 million in September 1997.

The transactions are expected to close later this month, and are subject to the approval of the holders of LaserSight's Series B Preferred Stock and of Foothill Capital Corporation, LaserSight's secured lender.

Upon closing of this transaction, Nidek will hold the ophthalmic patent rights in Australia, Austria, Belgium, Brazil, Canada, France, Germany, Italy, Japan, Spain, Sweden, Switzerland and the United Kingdom. Nidek will be entitled to receive certain future royalties relating to such patent rights.

The transactions are not expected to result in either a gain or loss for the current period. It will however, reduce LaserSight's amortization expense over the remaining life of the patents. The transactions also will result in approximately $1.2 million of prepaid royalties that will be amortized to income over time.

LaserSight Incorporated is a technology company dedicated to providing quality laser-based solutions for refractive, medical and other innovative applications,

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especially in the vision correction industry. The company sells its laser system in more than 30 countries, and provides consulting and education programs for ophthalmologists.

Founded in 1971, Nidek provides surgical and diagnostic products for vision care throughout the world. The company is based in Gamagori, Japan, and works in more than 90 countries through a network of wholly owned subsidiaries and specialist independent distributors.

This press release contains forward-looking statements regarding future events and future performance of the company, which involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the company's Form 10-K, Form 10-Q and Form 8-K reports.

                                      # # #

For additional information please contact: Julie Tockman, APR
                                           Director, Corporate Relations
                                           LaserSight Incorporated
                                           (314) 469-3220 Ext. 3060
                                           Visit us on the Internet at www.lase.
                                           com